Morgan, Lewis & Bockius LLP                                         MORGAN LEWIS
1701 Market Street
Philadelphia, PA 19103-2921
www.morganlewis.com


November 16, 2015

Board of Trustees
The Advisors' Inner Circle Fund II
One Freedom Valley Drive
Oaks, PA 19456

Board of Trustees
ALPS Series Trust
1290 Broadway, Suite 1100
Denver, CO 80203

     RE: AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF NOVEMBER 13, 2015 (THE "AGREEMENT"), BETWEEN AND AMONG THE ADVISORS' INNER CIRCLE FUND II, A MASSACHUSETTS VOLUNTARY ASSOCIATION (COMMONLY KNOWN AS A "BUSINESS TRUST") ("AIC"), ON BEHALF OF ITS SERIES, THE CHAMPLAIN EMERGING MARKETS FUND (THE "ACQUIRING FUND"), AND ALPS SERIES TRUST, A DELAWARE STATUTORY TRUST ("ALPS"), ON BEHALF OF ITS SERIES, THE NEW SHERIDAN DEVELOPING WORLD FUND (THE "TARGET FUND"), AND SOLELY FOR THE PURPOSES OF SECTIONS 5.1(F) AND 9.2 OF THE AGREEMENT, CHAMPLAIN INVESTMENT PARTNERS, LLC, A DELAWARE LIMITED LIABILITY COMPANY ("CHAMPLAIN"), INVESTMENT ADVISER OF THE ACQUIRING FUND AND TARGET FUND.

Ladies  and  Gentlemen:

     You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of the Target Fund and the Acquiring Fund (the "Reorganization"). The Reorganization will involve the transfer of all of the assets of the Target Fund to the Acquiring Fund and the assumption of the liabilities of the Target Fund by the Acquiring Fund in exchange for shares of beneficial interest of the Acquiring Fund. The shares of the Acquiring Fund will be distributed to the shareholders of the Target Fund, following which the Target Fund will be liquidated. In the distribution, holders of shares of the Target Fund will receive shares of the Acquiring Fund.

     In rendering our opinion, we have reviewed and relied upon (a) the Agreement, (b) the proxy materials provided to shareholders of the Target Fund in connection with the recently held Special Meeting of Shareholders, (c) certain representations concerning the Reorganization made to us in letters from ALPS and AIC dated November 16, 2015 (collectively, the "Representation Letters"), (d) all other documents, financial and other reports and corporate minutes that we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.


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     For purposes of this opinion, we have assumed that the Target Fund on the
Closing of the Reorganization will satisfy, and following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

     Based on the foregoing and provided the specified Reorganization is carried out in accordance with the applicable laws of the Commonwealth of Massachusetts and the State of Delaware, the Agreement and the Representation Letters, it is our opinion, with respect to the Reorganization that:

     1. The acquisition by the Acquiring Fund of all of the assets of the Target Fund, as provided for in the Agreement, in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code. No opinion is expressed as to the effect of the Reorganization on the Target Fund, the Acquiring Fund or any shareholder of the Target Fund with respect to any asset as to which unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

     3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Target Fund in exchange solely for the assumption of all of the liabilities of the Target Fund and issuance of the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

     4. No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

     5. The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer pursuant to
          Section 362(b) of the Code.

     6. The holding periods of the assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code.

     7. No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

     8. The aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

     9. The holding period of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which they may be entitled) will include the holding period of the Target Fund shares exchanged therefor, provided that the shareholder held the Target Fund shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

     10. The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code.

     11. The consummation of the Reorganization will not terminate the taxable year of the Target Fund. The part of the taxable year of the Target Fund before the Reorganization and part of the taxable year of the Acquiring Fund after the Reorganization will constitute a single taxable year of the Acquiring Fund.

     This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

     Our opinion is conditioned upon the performance by ALPS and AIC of their respective undertakings in the Agreement and the Representation Letters.

     This opinion is being rendered to AIC, on behalf of the Acquiring Fund, and to ALPS, on behalf of the Target Fund, and may be relied upon only by AIC, ALPS, the Target Fund, the Acquiring Fund and their respective shareholders.



                                                 Very truly yours,

                                                 /s/ Morgan, Lewis & Bockius LLP
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